Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE MAKES PROGRESS TOWARD COMPLETING DEBT REFINANCING
NEW HAVEN, CT, November 18, 2008 – Proliance International, Inc. (AMEX: PLI) has signed a proposal letter with a major bank that would provide a new $60 million senior secured credit facility and replace the Company’s current senior lender. The letter provides exclusivity for the proposed lender while it completes due diligence and negotiates definitive agreements.
Establishing a new senior secured credit facility with a new lender was a key condition in the previously announced letter of intent signed by the Company with institutional lenders to separately provide $30 million of mezzanine financing.
Completion of both the senior credit and mezzanine financings are expected to occur by the end of this year or early 2009 and are subject to closing conditions, including satisfactory completion of due diligence and execution of definitive agreements.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.
Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.
Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.